ARTICLES OF AMENDMENT

                                       OF

                             AXP Global Series, Inc.

         Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, AXP Global Series, Inc., incorporated under the laws of the State of Minnesota on October 28, 1988, amends its Articles of Incorporation to change shareholder voting from share-based to dollar-based.

         New Article III shall be:

                          ARTICLE III - CAPITALIZATION

Section 2. At all meetings of the shareholders, each shareholder of record entitled to vote thereat shall be entitled to one vote for each dollar of net asset value (number of shares owned times net asset value per share) and each fractional dollar amount shall be entitled to a proportionate fractional vote. At all elections of directors, each shareholder shall be entitled to as many votes as shall equal the dollars of net asset value multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them.

         The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the shares present and entitled to vote a regular meeting of shareholders on November 13, 2002, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.

Dated this 14th day of November, 2002.

                                          AXP Global Series, Inc.


                                          By /s/ Leslie L. Ogg
                                             ------------------
                                                 Leslie L. Ogg
                                                 Vice President and Secretary


STATE OF MINNESOTA  )
                                       ) ss.
COUNTY OF HENNEPIN )

     The foregoing instrument was acknowledged before me this 14th day of November, 2002.

                                          By /s/ Diane R. Kepp
                                             -----------------
                                                 Diane R. Kepp
                                                 Notary